EXHIBIT 5.1
[Letterhead of Eckert Seamans Cherin & Mellott, LLC]
October 23, 2009

Generex Biotechnology Corporation
33 Harbour Square, Suite 202
Toronto, Ontario
Canada  M5J 2G2

RE:  Post-Effective Amendment No. 1 to Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Generex Biotechnology Corporation (the "Company") in connection with the preparation and filing of Post-Effective Amendment No. 1 to Registration Statement File No. 333-145412 on Form S-8 (the "Amendment") under the Securities Act of 1933, as amended, relating to an offering of up to an additional 20,000,000 shares of the Company's Common Stock, par value $.001 per share (the "Shares"), to be issued in the form of restricted stock or upon the exercise of options granted under the Amended and Restated Generex Biotechnology Corporation 2006 Stock Plan (the "Plan").

We are familiar with the Amendment and the Plan.  We have reviewed the Company's Restated Certificate of Incorporation and Amended and Restated By-laws, each as amended to date, and copies of resolutions of the board of directors of the Company relating to the issuance of the Shares and the authorization of the Plan, certified by the Company. We also have examined such public and private corporate documents, certificates, instruments and corporate records, and have examined such matters of law, as we have deemed necessary for the purpose of expressing an opinion on the matters set forth below. In all examinations of documents we have assumed the genuineness of all signatures appearing on such documents, the genuineness and authenticity of all original documents and the conformity to authentic original documents of all copies.

On the basis of the foregoing, we are of the opinion that when issued, delivered and paid for in accordance with the Plan, and any applicable award agreements entered into in accordance therewith, the Shares have been or will be duly authorized, validly issued, fully paid and non-assessable.

For the purposes of this opinion letter, we have assumed that, at the time of the issuance, sale and delivery of the Shares at issue: (a) the authorization thereof by the Company will not have been modified or rescinded, and there will not have occurred any change in law affecting the validity, legally binding character or enforceability thereof; and (b) the Restated Certificate of Incorporation of the Company, as currently in effect, will not have been modified or amended and will be in full force and effect.

We are members of the bar of the Commonwealth of Pennsylvania and our opinion herein is limited to the Delaware General Corporation Law and the federal laws of the United States of America, to the extent applicable.

Our opinion that any document is legal, valid and binding is qualified as to:

(a)           limitations imposed by bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other laws relating to or affecting the rights of creditors generally;

(b)           rights to indemnification and contribution, which may be limited by applicable law or equitable principles; and

(c)           general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief and limitation of rights of acceleration, regardless of whether such enforceability is considered in a proceeding in equity or at law.

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Amendment.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ ECKERT SEAMANS CHERIN & MELLOTT, LLC

GAM/BLM